EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE
Carolina First Corporation and Subsidiaries

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                                                    THREE MONTHS ENDED    NINE MONTHS ENDED
                                                    SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                                                    ------------------   ------------------
BASIC
Net income                                             $ 5,729,335          $20,005,000
Less dividends on preferred stock                             --                   --
                                                       -----------          -----------
Net income applicable to common
   shareholders (numerator)                            $ 5,729,335          $20,005,000
                                                       ===========          ===========

Average common shares outstanding
    (denominator)                                       25,519,678           25,143,098

Per share amount                                       $      0.22          $      0.80
                                                       ===========          ===========


DILUTED
Net income (numerator)                                 $ 5,729,335          $20,005,000

Average common shares outstanding                       25,519,678           25,143,098
Dilutive average shares outstanding under options          945,853              953,094
Exercise prices                                    $3.55 to $21.75      $3.55 to $23.13
Assumed proceeds on exercise                           $13,128,277          $13,564,826
Average market value per share                         $     22.12          $     23.36
Less:  Treasury stock purchased with the assumed
   proceeds from exercise of options                       593,503              580,686
                                                       -----------          -----------
Adjusted average shares                                 25,872,028           25,515,506
                                                       -----------          -----------
Convertible preferred stock assumed
   converted                                                  --                   --
Average diluted shares outstanding
                                                       -----------          -----------
   (denominator)                                        25,872,028           25,515,506
                                                       -----------          -----------

Per share amount                                       $      0.22          $      0.78
                                                       ===========          ===========
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